UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SEI DAILY INCOME TRUST
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Email and Business Builder Announcement

[Email Details]

Recipients:	All Advisors
Subject:	SDIT Money Market Fund Fee Restructure
Banner:	SEI Advisor Network Update

[Email text]

SDIT Money Market Fund Fee Restructure

Dear Advisor,

We are informing you of a proposed change in the fee structure of the SEI Daily Income Trust (“SDIT”) money market funds, which will be voted on at a special meeting of shareholders on September 11, 2009.  The SDIT money market funds are: the Money Market Fund, Government Fund, Government II Fund, Treasury Fund, Treasury II Fund and Prime Obligation Fund (the “Funds”).  These SDIT funds are not found in most of SEI’s Strategies.  Most of SEI’s Strategies use the SEI Liquid Asset Trust’s (“SLAT”) Prime Obligation Fund money market fund.  If your clients own shares in any of the Funds, they will be mailed proxy materials next week, which are linked below.

Why is SIMC doing this?

SEI Investments Management Corporation (“SIMC”) is requesting an increase in its management fee because SIMC believes such an increase is necessary to retain and/or attract qualified sub-advisers. As a “manager of managers,” SIMC pays each of the Funds’ sub-advisers out of the management fee paid to SIMC by each of the Funds. When compared to data of comparable money market funds, the effective management fee rate currently paid by the Funds is significantly less than the average fee rates paid to managers that provide similar services to comparable money market funds. Although this low fee may be considered beneficial to shareholders at first glance, it is below the rate that SIMC believes will be necessary to compensate qualified money market sub-advisers. Without the proposed increase, SIMC may not be able to retain or attract qualified sub-advisers to manage the Funds’ assets, which could negatively affect investment returns, or increase investment risk, to the detriment of shareholders of each Fund.

What does this mean to you and your clients?

As explained below, the proposed management fee increase is expected to have little current impact on you and your clients. If shareholders approve the amendment to the investment advisory agreement, each Fund would pay SIMC a management fee at an annual rate of 0.07% of its average daily net assets.  For the fiscal year ended January 31, 2009, each Fund paid management fees to SIMC at an effective annual rate of 0.022% of its average daily net assets.  Although each Fund’s management fee will increase if the proposed amendment is approved, each Fund’s total fees and expenses paid by shareholders will not increase so long as the current expense limitation arrangements  that SIMC and its affiliates have put in place for the Funds (both contractual and voluntary) are maintained. In light of the fact that SIMC and its affiliates currently have no intention to change these expense limitation arrangements, the proposed management fee increase is not expected to increase the Funds’ fees and expenses paid by shareholders.

To see what your impacted clients will be receiving next week click here.

DATES TO KEEP IN MIND:

Week of July 20 – Impacted clients will receive the attached shareholder information via physical mail.

Week of July 27 – Outbound calls will be conducted by a 3rd party company to encourage shareholder response.

September 11 – Special Meeting of Shareholders

If you have any questions about this announcement, please contact your SEI representative at (800) 734-1003.